Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949-863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858-552-8146

Makinson Cowell (US)

NEWPORT CORPORATION UPDATES FINANCIAL GUIDANCE

FOR FOURTH QUARTER 2004

Irvine, California – December 30, 2004 – Newport Corporation (NASDAQ: NEWP) today updated its financial guidance for the fourth quarter of 2004. The company confirmed that it expects its sales for the fourth quarter of 2004 to be within the range announced in October 2004 of $100 million to $103 million. In addition, the company expects its fourth quarter 2004 orders to exceed sales, resulting in a book-to-bill ratio greater than 1.0. The company anticipates pro forma earnings per share (excluding acquisition, integration, restructuring and asset impairment charges) to be in the range of $0.07 to $0.10 per share, consistent with the range announced in October 2004. The company also announced that due to current actions planned and as a result of its annual goodwill impairment assessment, it expects to record non-cash charges of approximately $65.5 million related to the impairment of goodwill and other assets related to its Advanced Packaging and Automation Systems (APAS) Division. As a result of these charges, together with the acquisition, integration and other charges included in the company’s original fourth quarter guidance, the company now anticipates recording a loss for the fourth quarter in the range of $1.54 to $1.60 per share.

“Our order intake and sales levels for the fourth quarter are meeting our expectations. The important photonics applications we now serve in a number of end markets have clearly added balance to our revenue mix, making our performance and growth prospects less dependent on the cyclical semiconductor segment. The momentum we are generating today is clearly the result of a very positive reaction from our customers and the integrated product solutions we now offer,” said Robert G. Deuster, chairman and chief executive officer.

Deuster continued, “The integration of Spectra-Physics has led us to undertake a strategic review of all of our businesses. Our Lasers Division and our Photonics and Precision Technologies (PPT) Division are proving to be very compatible and are delivering strong financial results. We expect these divisions to be even more profitable in 2005 once we have concluded our integration program. Our APAS Division, which primarily serves the front- and back-end semiconductor industries, is the only part of our company that will be unprofitable, on a pro forma basis, in the fourth quarter. This division was also unprofitable during the upturn in the semiconductor capital equipment market in late 2003 and early 2004. This division experienced a slowdown in sales and orders during the third quarter of this year and, because of currently reduced market demand for capital equipment, slow order intake levels continued into the fourth quarter.” Deuster noted that, while APAS accounted for only approximately 5% ($5.5 million) of Newport’s total company third quarter sales, it produced an operating loss of $3.5 million, reducing Newport’s third quarter pro forma net income to $2.9 million. Deuster concluded, “We are taking aggressive actions to reduce this division’s operating losses, in order to minimize its negative impact on the company’s future financial results. The robots, load ports, equipment front end modules, turnkey automated assembly systems sold by the APAS Division accounted for less than 15% of Newport’s semiconductor capital equipment sales in the third quarter of 2004, while the other 85% of sales to customers in these markets is derived from our Lasers and PPT Divisions’ products.”

Deuster said that the company is undertaking a number of cost reduction and restructuring actions designed to reduce the APAS Division’s losses, including changes to the organizational structure of the division and cancellation of several product development programs to more selectively serve the semiconductor automation segment more profitably. The company expects these actions to significantly increase the profitability of its overall sales to the semiconductor market in 2005.

The company also completed its annual impairment test of the goodwill recorded on its balance sheet in the fourth quarter. As a result, the company has determined that the goodwill associated with this reporting unit has become impaired. Accordingly, the company will write off approximately $60 million of goodwill and other intangible assets in the fourth quarter. The goodwill and other intangible assets were originally recorded when Newport purchased two companies in Billerica, Massachusetts, Design Technology Company in 2001 and Micro Robotics Systems, Inc. in 2002, both of which are now part of the APAS Division. In addition to the impairment of goodwill, the company expects to write off approximately $4.5 million in inventory associated primarily with certain discontinued product lines and approximately $1.0 million in fixed assets that will no longer be utilized by this division.

Separately, Deuster noted that net income for the fourth quarter will be positively impacted by the reversal of a $2.5 million reserve that had been set aside pending an Internal Revenue Service review of a tax refund received in September 2003. The IRS recently ruled in favor of the company, allowing the reversal of this reserve.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the semiconductor, communications, electronics, research, and life and health sciences markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements herein regarding the company’s expected sales, orders and earnings (loss) per share for the fourth quarter of 2004 and the statements by Robert G. Deuster. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended October 2, 2004, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the ability of Newport to successfully integrate Spectra-Physics with Newport and the contributions of Spectra-Physics to Newport’s operating results; the ability of Newport’s management team to manage the combined operations of Newport and Spectra-Physics; the strength of business conditions in the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the semiconductor packaging and life and health sciences markets; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; risks associated with terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Newport Corporation

Reconciliation of Fourth Quarter 2004 Pro Forma, GAAP Guidance

The following table reconciles Newport’s updated pro forma financial guidance for the fourth quarter of 2004, excluding acquisition, integration, restructuring and asset impairment charges, to its expected financial results recorded in accordance with generally accepted accounting principles.

(In millions, except percentages)	GAAP Range	Integration, Impairment and Other Charges	Pro Forma Range
Sales	$100.0 - $103.0	—	$100.0 - $103.0

Gross profit	$29.0 - $32.2	$8.5 - $9.0	$38.0 - $40.7

Gross margin	29% - 31%	8% - 9%	38% - 39%

Selling, general and administrative expense	$88.0 - $90.0	$64.0 - $65.0	$24.0 - $25.0

Operating income (loss)	$(66.5) - $(69.7)	$72.5 - $74.0	$4.3 - $6.0

Earnings (loss) per share	$(1.54) - $(1.60)	$1.64 - $1.67	$0.07 - $0.10

Newport Corporation

Summary of Expected Fourth Quarter 2004 Charges

The following table summarizes the charges that the company expects to be recorded in the fourth quarter of 2004 and the income statement line items expected to be impacted by such charges.

(In millions)	Gross Profit	Selling, General & Administrative Expenses	Total
Goodwill and intangible assets	$2.0	$58.0	$60.0

Inventory write-offs for APAS Division	$4.5	—	$4.5

Write off of property and equipment – APAS Division	—	$1.0	$1.0

Previously announced charges	$2.0 - $2.5	$5.0 - $6.0	$7.0 - $8.5

Total impact on operating income	$8.5 - $9.0	$64.0 - $65.0	$72.5 - $74.0

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